Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS to Present at 2nd Annual Menopause Pharmacotherapeutic Development Conference

Company to Highlight Benefits and Risks of Hormone Replacement Therapy

MOUNTAIN VIEW, Calif., January 16, 2007 - VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced that Wesley W. Day, Ph.D., vice president clinical development, will present at the 2nd Annual Menopause Pharmacotherapeutic Development Conference.  The conference will be held at the Hilton Philadelphia City Avenue hotel in Philadelphia on Thursday, January 18th and Friday, January 19th.

Dr. Day will make his presentation, entitled “Important Considerations for Understanding the Risk Profile of Hormone Replacement Therapy,” at 2:15 p.m. (EST) on Thursday, January 18th.  His talk will highlight critical factors associated with the benefits and risks of hormone replacement therapy (HRT) including route of administration, timing of first administration and dosage.

In 2006, VIVUS announced that the new drug application (NDA) filed by the company for EvaMist(tm) was accepted for review by the U.S. Food and Drug Administration (FDA) as a new treatment for vasomotor symptoms associated with menopause.  The company also announced positive results from its pivotal Phase 3 clinical trial of EvaMist that showed a statistically significant reduction in the number and severity of moderate and severe hot flashes for all three doses tested.

EvaMist is a novel, once-a-day, proprietary, first-in-class, transdermal spray that delivers estradiol, a naturally occurring estrogen, for the treatment of hot flashes in women. VIVUS believes EvaMist can offer significant advantages over oral, gel and patch hormone replacement products.  EvaMist is a small, hand-held, simple-to-use spray that is designed to provide an easy and convenient means to deliver a preset dose of estradiol via the skin.  EvaMist is placed gently against the skin and an actuator button is pushed, releasing a light spray containing a proprietary formulation of estradiol. Estradiol is released into the blood stream on a sustained basis over 24 hours. EvaMist is fast drying, non- irritating and invisible after application. Studies have shown that once administered, EvaMist’s formulation is not affected by washing and does not transfer to other people. EvaMist is easily administered as one, two or three sprays.

About Menopause

Approximately two million American women turn 50 each year. Women naturally enter into menopause usually between the ages of 45 and 55; however, surgical menopause may happen at any age. Menopausal symptoms occur when the ovaries stop producing estrogen. Symptoms include hot flashes, discomfort or pain during sexual intercourse due to vaginal atrophy (thinning of the vagina), and changes in skin and hair.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The investigational pipeline includes: Qnexa(tm), for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist(tm), for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that the EvaMist NDA submission will be filed with the FDA for substantive review, or that it will be approved in a timely basis, or at all.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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